Exhibit 10.4

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

S&P Global

55 Water Street

New York, New York 10041

[***]

July 28, 2025

Bill Eager

[***]

Dear Bill,

Congratulations on your new position as President, S&P Global Mobility! You will be starting in your position on or around August 15, 2025 (“Start Date”), with a principal location of Virginia, or such other date or location as may be agreed to by the Company in writing. Where applicable, the Company will recognize your continuous years of service to the wholly-owned subsidiary. This offer is contingent on beginning your employment as indicated above.

Your payroll employer entity is S&P Global, Inc. (the “Company”) and you will be paid $650,000 USD based on an annualized base salary, less lawful deductions. This position is classified as exempt under the Fair Labor Standards Act (FLSA) and therefore is not eligible for overtime pay.

You will be eligible to participate in the applicable annual bonus plan (“Bonus Plan”) with a target incentive opportunity of $900,000 USD. Actual payment under the Bonus Plan, if any, will be based on the degree of achievement of the established company and/or division objective(s) and your individual performance and contribution, as determined in the Company’s discretion and as approved by the CLDC. For the 2025 Bonus Plan year, your award for the performance year will be a blended rate based on the number of days you have been employed in Carfax and in the Company with your final payment amount determined in the Company’s discretion, as approved by the CLDC. Awards may be less than the communicated target and are subject to your People Leader’s assessment of your performance. Please note that your target opportunity and eligibility are not commitments to pay any award, as all payments under the Bonus Plan are discretionary. Target opportunities are subject to change by the Company in its discretion from year to year. In order to be eligible for each annual Bonus Plan, you must be employed on or before September 30th of the Bonus Plan year. Further, to receive a payment, you must be an employee in good standing and be employed by S&P Global, or any of its business units, on the Bonus Plan payout date.

You will also be eligible to participate in the S&P Global Long-Term Stock Incentive Program. Under this Program, for 2026, you will be eligible to receive a long-term incentive grant that, if approved by management and granted, will be a target value of $2,950,000 USD. Any such grant will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the S&P Global Long-Term Stock Incentive Program under the S&P Global Inc. 2019 Stock Incentive Plan, as applicable, and the associated award agreement that you receive at the time of grant. In addition, you may also be eligible to receive future long-term incentive grants, as determined by the CLDC in its sole discretion, subject to the terms and conditions of the then-applicable S&P Global Long-Term Stock Incentive Program. For the avoidance of doubt, any long-term incentive grant you receive in 2026 is not a guarantee that the same or a similar award will be made in future years, and there is no assurance that any future long-term incentive awards will be made.

Following your start date, and subject to the conditions set forth below, you will receive a one-time Restricted Stock Unit Award under the S&P Global Inc. 2019 Stock Incentive Plan equal to $2,000,000 USD which dollar amount shall be converted into a number of share of S&P Global Inc. common stock (Ticker: SPGI) using the ten day average closing price of the Company’s common stock preceding the grant date. This award will cliff vest in its entirety on the third anniversary of the award grant date and will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the applicable Stock Incentive Plan and the associated award agreement that you receive at the time of grant. Dividend equivalents will be accrued during the award period and will be paid in cash, along with vested shares. The Restricted Stock Unit Award will be subject to the approval of CLDC prior to the grant of such Award and the terms and conditions set forth in the 2019 Stock Incentive Plan and the associated award agreement that you receive at the time of grant.

The Company reserves the right to cancel or delay payment of awards pending the outcome of disciplinary procedures or investigations into matters that could be considered grounds for termination of employment or pay recovery as stated by the Pay Recovery Policy. Both short term and long-term performance awards are subject to claw back (recovery, including by means of repayment to the Company) during the relevant performance or time-based vesting period for the award, plus the 24-month period following the end of the relevant performance or time-based vesting period or discretionary award date. While your affirmation is not required for the Policy to apply, your acceptance of any award, grant or payment that is subject to the Pay Recovery Policy will constitute your consent to and acceptance of the application of such Policy.

Effective with your employment, you shall participate in the Senior Executive Severance Plan, which currently provides 12 months’ salary for participants with less than 24 months of service and 18 months’ salary for participants with 24 months or more of service in the event of a “Qualified Termination of Employment,” as defined in the Plan. For the avoidance of doubt, your continuous years of service to the Company do not count towards your participation in the Senior Executive Severance Plan.

Effective with your employment, you will participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets.

You will be eligible to receive all benefits routinely made available to all S&P Global employees with the same employer entity and at comparable levels. Also, you are subject to all eligible policies of S&P Global. You must enroll in all benefit plans within your first thirty days, and benefit coverage is retroactive to your Start Date. Please click here to review information regarding the benefits available to employees of S&P Global.

In addition to the standard benefits, you will be entitled to the following perquisites, which are reviewed periodically and subject to change:

•	Annual Executive Physical Program
•	Tax counseling and return preparation

S&P Global has a flexible paid time off program (called “Recharge”). Additional information about our Recharge program can be found here.

Please note that your offer of employment with S&P Global is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling Talent Solutions. The investigation will include employment and education verification, as well as a criminal history and credit check.

All employees are required to adhere to the Company’s Code of Business Ethics (the “COBE”) and Securities Disclosure Policy throughout their employment, including any notice periods (whether worked, not worked or “garden leave”).  The purpose of the Code of Business Ethics and the Securities Disclosure Policy is to establish guidelines reasonably designed to identify and prevent recipients form breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict of interest or the appearance of a conflict of interest. In addition, there are divisions of S&P Global that require affirmations to a Code of Conduct, Code of Business Ethics and/or a Securities Disclosure Policy. The purpose of the Code of Conduct is to reflect the high−level principles that govern the conduct of the Company’s Credit Rating Activities. Failure to comply with Company policies, including the Code and Securities Disclosure Policy, may result in disciplinary action up to and including termination of employment.  All violations or potential violations of the Code of which you become aware, should be reported promptly to the People Team.  Each year, you will be required to sign or otherwise indicate your assent to an Affirmation Statement to confirm that you have reviewed the Code and understand your continuing obligation to comply with its terms.  Periodic certifications relating to the Securities Disclosure Policy are also required.  Please note that the Securities Disclosure Policy includes requirements that may extend to an employee’s immediate family (as defined in the policy), and that for some positions the applicable policies may impact your ability to maintain and conduct trades of certain holdings.  To the extent that the Code and Securities Disclosure Policy, or compliance therewith, would be inconsistent with applicable law, applicable law will govern. Any questions relating to the “Codes” or the Securities Disclosure Policy should be directed to [***].

By accepting this letter of offer, you acknowledge that you are aware that your personal data will be handled in accordance with the S&P Global Employee Privacy Policy (Applicable to U.S., India and Pakistan). This policy means that your data may be collected, transferred, disclosed, stored or otherwise processed in S&P Global and its affiliates’ systems, as well as the systems of service providers, that may be located in a jurisdiction which is different to your work location and where the data privacy laws may be different to the laws in your work location. Please take a moment to review the Policy before accepting this letter of offer. S&P Global updates its policies from time to time. If you have any questions about the applicable Policy now or in the future, please contact [***].

This letter is not an offer of a contract of employment. It is the Company’s policy that all employment is “at-will.” This means either the employee or the Company may terminate employment for any reason at any time. No change in the “at-will” employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global.

Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Hire Date by completing the Form I-9. Shortly after offer acceptance, you will receive an email communication from the S&P Global Onboarding team with instructions on how to complete your pre-boarding tasks including updating personal information and I-9 requirements.

If you require immigration sponsorship by S&P Global now or in the future, in order to accept or continue employment with us, we reserve the right to determine whether to pursue a nonimmigrant case on your behalf. Further, you should be aware that there is no guarantee that the government will approve any such case that we do file on your behalf. By accepting this offer, you represent that you are not aware of any circumstances that would make you ineligible for nonimmigrant status. Please note also that by sponsoring you for nonimmigrant work status, S&P Global is not committing to sponsoring you for permanent resident status.

You acknowledge and agree that terms and conditions set forth in Attachment A (Agreement for the Protection of Company Interests) hereto are hereby incorporated into, and are part of, the terms and conditions of this offer letter. You acknowledge that you have reviewed and understand the terms of the Agreement for the Protection of Company Interests, and that by accepting this offer letter you are accepting the terms in Attachment A, including the non-solicitation of employees, confidentiality and ownership of information provisions.

You will receive a notification requesting you to provide an e-signature to accept this offer. You must complete this step, in order to move forward in the hiring process.

We are looking forward to you joining our team! In the meantime, if you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Martina Cheung
Martina Cheung
Chief Executive Officer
S&P Global, Inc.